EXHIBIT
                       PRESS RELEASE DATED AUGUST 29, 2003

SUITE101.COM, INC. ANNOUNCES COMPLETION OF ACQUISITION OF A CARRIED INTEREST IN
         AN EXPLORATORY OIL AND GAS BLOCK OFF THE EAST COAST OF INDIA.


29th day, August, 2003
Calgary, Alberta, Suite101.com, Inc. (OTC Bulletin Board: BOWG)

announced today that it has closed its agreement to acquire all the outstanding capital stock of GeoGlobal Resources (India) Inc. ("GeoGlobal") in exchange for shares of common stock of Suite101.com, Inc. (the "Company").

GeoGlobal holds a net 5% carried interest in the oil and gas exploration block KG-OSN-2001/03, also referred to as Block 7 under National Exploration Licensing Policy III (NELP III), offshore the east coast of India covering approximately 457,000 acres. GeoGlobal's interest will be carried for 100% of its entire share of any costs during the exploration phase prior to the start date of initial commercial production.

The shares of GeoGlobal were acquired from Jean Paul Roy pursuant to an April 4, 2003 agreement in exchange for 34 million shares of the Company's common stock. Of such shares, the Company issued and delivered to Mr. Roy 14.5 million shares at the closing and delivered to Mr. Roy a (US) $2.0 million promissory. The note bears no interest As amended subsequent to entering into the April 4, 2003 agreement. (US)$500,000 of the note was paid at the closing and the balance is payable as to (US) $500,000 on October 15, 2003, (US) $500,000 on January 15, 2004 and (US) $500,000 on June 30, 2004. The note is to be secured by the capital stock of GeoGlobal. The remaining 19.5 million shares were issued to Mr. Roy in escrow whereby 14.5 million shares will be released for delivery to Mr. Roy only if the results of a 3D seismic program conducted on the exploration block during the initial exploration phase establishes the existence of a commercial basis for the commencement of an exploratory drilling program, or upon the actual commencement of a drilling program. The final 5.0 million shares will be released only if a commercial discovery is declared on the exploration block. Shares not released to Mr. Roy from the escrow will be surrendered back to the Company. Mr. Roy has the voting rights of the shares during the term of the escrow. GeoGlobal has also acquired a right of first refusal to purchase a 5% carried interest in the Exploration Block that Mr. Roy will retain, subject to Government of India approval, through his affiliated company. As part of the transaction, Mr. Roy has agreed to bring other opportunities to the Company for an initial term of three years. In addition, the Company has entered into a three-year Technical Services Agreement with a corporation owned by Mr. Roy at a consideration of (US) $250,000 per year.

As a result of the transaction, the Company has 48,815,021 shares of common stock outstanding and options to purchase 80,000 shares at $1.50 for up to one year and 238,334 shares at per share prices averaging approximately $0.255 for 15 days from closing.

The directors of the Company are Jean Paul Roy of Guatemala City, Guatemala, Allan J. Kent of Calgary, Alberta, John Campbell of Vancouver, British Columbia and Brent Peters of Toronto, Ontario. The officers of the Company are Jean Paul Roy, President and CEO and Allan J. Kent, Executive Vice President and CFO and Patti Price of Calgary, Corporate Secretary. The head office of the Company has moved from Toronto to Suite 200, 630- 4th Avenue SW Calgary,

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Alberta. Subject to stockholder approval, the name of the Company will be changed to GeoGlobal Resources Inc. or such other name as is selected by the Board.

Other than its net 5% carried interest in the exploration block, GeoGlobal has no revenues or material operations. The transaction is expected to be accounted for as a reverse acquisition.

GeoGlobal, Gujarat State Petroleum Corporation Limited and Jubilant Enpro Limited are parties to a Production Sharing Contract dated February 4, 2003 with The Government of India which grants to the contractors the right to conduct seismic surveying and exploratory drilling activities on exploration block KG-OSN-2001/3 for a period of up to 6-1/2 years. Under the first of the three phases of exploration operations, fourteen exploration wells are to be drilled over a period of up to 2-1/2 years. Under the remaining two phases of the exploration operations, an additional six exploration wells are to be drilled.

There can be no assurance that the exploratory drilling will result in any discovery of hydrocarbons or that any hydrocarbons as are discovered will be in commercially recoverable quantities. In addition, the realization of any revenues from commercially recoverable hydrocarbons is dependent upon the ability to deliver, store and market any hydrocarbons that are discovered. The presence of hydrocarbon reserves on contiguous properties is no assurance or necessary indication that hydrocarbons will be found on Block KG-OSN-2001/3. The block is a highly speculative exploration opportunity.

GeoGlobal's carried interest position arises out of an agreement it entered into with Gujarat State Petroleum Corporation Limited whereby GeoGlobal is carried for 100% of its share of any costs incurred during the three-phase exploration operations. Under the terms of the carried interest agreement, GeoGlobal will not receive any share of any production from the exploration block until Gujarat State Petroleum Corporation Limited has recovered GeoGlobal's share of the expenses it paid.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the business plans and activities of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's future business activities or changes in those activities and involve risks and uncertainties. There are numerous risks and uncertainties involved in the Company's acquisition of the unproved minority interest in the exploration area, including the possibilities that no discoveries of hydrocarbons are made on the exploration block or, if discovered, that such discoveries are not determined to be commercially productive. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company's plans and intentions. There can be no assurance that the transaction will be commercially successful or result in material revenues to the Company. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com

For further information: contact Allan J. Kent, Executive VP and CFO at 403-777-9250, or Brent Peters, Director at 416-628-5901, or fax 403-777-9199, or
email info@geoglobal.com